Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
DATED AS OF NOVEMBER 1, 2016
BY AND AMONG
COLUMBIA PIPELINE GROUP, INC.,
PONY MERGER SUB LLC,
COLUMBIA PIPELINE PARTNERS LP,
AND
CPP GP LLC

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2016 (this “Agreement”), is by and among Columbia Pipeline Group, Inc., a Delaware corporation (“Parent”), Pony Merger Sub LLC, a Delaware limited liability company and a Subsidiary of Parent (“Merger Sub”), Columbia Pipeline Partners LP, a Delaware limited partnership (the “Partnership”) and CPP GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”). Certain capitalized terms used in this Agreement are defined in Article I.
W I T N E S S E T H:
WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the “GP Conflicts Committee”) has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the Board of Directors of the Partnership GP (the “GP Board”) approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iv) recommended that the GP Board submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;
WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement to a vote of the Limited Partners and (iv) recommended, and resolved to recommend, approval of this Agreement by the Limited Partners;
WHEREAS, CEG, as sole member of the Partnership GP, has (i) determined that the Merger is fair and reasonable to and in the best interests of the Partnership GP, the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership and (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the Merger is in the best interests of Parent, and declared it advisable, to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, Parent, as the sole member of Merger Sub, has (i) determined that the Merger is in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and

(ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:
Article I

Defined Terms; Construction
Section 1.1.    Definitions.
(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, (a) the Partnership, the Partnership GP and their Subsidiaries shall not be considered Affiliates of Parent or any of its Subsidiaries, (b) (x) OpCo, OpCo GP, (y) the Subsidiaries of each of OpCo and OpCo GP and (z) the Joint Venture Entities and their Subsidiaries shall be deemed to be Affiliates of the Partnership and its Subsidiaries and shall not be considered Affiliates of Parent or any of its Subsidiaries and (c) CEG shall be deemed to be an Affiliate of the Parent and its Subsidiaries and shall not be considered an Affiliate of the Partnership or any of its Subsidiaries.
“Agreement” has the meaning set forth in the Preamble.
“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“Book-Entry Units” has the meaning set forth in Section 3.1(a).
“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of Houston or New York are authorized or required by applicable Law to be closed.
“CEG” means Columbia Energy Group, a Delaware corporation.

“CEG Consent” means the unanimous written consent of the holder of all Subordinated Units in the form attached hereto as Exhibit A.
“Certificated Units” has the meaning set forth in Section 3.1(a).
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Code” has the meaning set forth in Section 3.2(h).
“Common Unit” has the meaning set forth in the Partnership Agreement.
“Common Unitholder Approval” has the meaning set forth in Section 7.1(a).
“Contract” means any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation, whether written or unwritten.
“DERs” has the meaning set forth in Section 3.3(a).
“DLLCA” means the Delaware Limited Liability Company Act.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.
“Effective Time” has the meaning set forth in Section 2.3.
“Exchange Act” has the meaning set forth in Section 5.5.
“Exchange Fund” has the meaning set forth in Section 3.2(b).
“GAAP” means generally accepted accounting principles in the United States.
“General Partner Interest” has the meaning set forth in the Partnership Agreement.
“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, tribal, domestic, foreign or multinational.
“GP Board” has the meaning set forth in the Recitals.
“GP Conflicts Committee” has the meaning set forth in the Recitals.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Rights” has the meaning set forth in the Partnership Agreement.
“Indemnified Person” mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators.
“Joint Venture Entities” means each of Hardy Storage Company, LLC, Millennium Pipeline Company, L.L.C. and Pennant Midstream, LLC.
“Laws” means any law, statute, constitution, fundamental principle of common law, ordinance, rule, regulation, code, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.
“Liens” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions).
“Limited Partner” has the meaning set forth in the Partnership Agreement.
“Material Contract” means any Contract that would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.
“Maximum Amount” has the meaning set forth in Section 6.7(b).
“Merger” has the meaning set forth in Section 2.1.
“Merger Consideration” has the meaning set forth in Section 3.1(a).
“Merger Sub” has the meaning set forth in the Preamble.
“NYSE” means the New York Stock Exchange.
“OpCo” means CPG OpCo LP, a Delaware limited partnership.
“OpCo GP” means CPG OpCo GP LLC, a Delaware limited liability company and the general partner of OpCo.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.
“Outside Date” has the meaning set forth in Section 8.1(b)(i).
“Outstanding” has the meaning set forth in the Partnership Agreement.
“Parent” has the meaning set forth in the Preamble.
“Parent Board” has the meaning set forth in the Recitals.
“Parent Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) actually incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby, up to a maximum amount of $10,000,000.
“Parent Organizational Documents” has the meaning set forth in Section 5.1.
“Partnership” has the meaning set forth in the Preamble.
“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.3(a).
“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 30, 2015, as amended, modified or supplemented from time to time.
“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).
“Partnership Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) actually incurred by the Partnership GP, the Partnership and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby.
“Partnership Fairness Opinion” has the meaning set forth in Section 4.2.
“Partnership Financial Advisor” has the meaning set forth in Section 4.2.
“Partnership GP” has the meaning set forth in the Preamble.
“Partnership GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of February 11, 2015, as amended, modified or supplemented from time to time.
“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plan” means the Partnership Long-Term Incentive Plan, dated January 12, 2015, as amended from time to time and including any successor or replacement plan or plans.
“Partnership Notice Period” has the meaning set forth in Section 6.3(b)(i).
“Partnership Phantom Units” means the phantom units issued under the Partnership Long-Term Incentive Plan, which have not been vested and settled prior to the Effective Time.
“Partnership Proxy Statement” means the proxy statement to be filed by the Partnership in connection with the Merger.
“Partnership Unaffiliated Unitholders” means holders of Units other than Parent, CEG, Partnership GP and their respective Affiliates.
“Partnership Unitholder Approvals” means the Common Unitholder Approval and the Unaffiliated Unitholder Approval.
“Partnership Unitholder Meeting” has the meaning set forth in Section 6.1(b).
“Paying Agent” has the meaning set forth in Section 3.2(a).
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“Proceeding” shall mean any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Representatives” has the meaning set forth in Section 6.3(a).
“Restraints” has the meaning set forth in Section 7.1(b).
“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.
“Schedule 13E-3” has the meaning set forth in Section 5.5.
“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Subordinated Unit” has the meaning set forth in the Partnership Agreement.
“Subordinated Unitholder Approval” has the meaning set forth in Section 7.1(a).
“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their Subsidiaries shall not be considered Subsidiaries of Parent.
“Surviving Entity” has the meaning set forth in Section 2.1.
“Takeover Statutes” means mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.
“Tax” or “Taxes” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.
“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Unaffiliated Unitholder Approval” has the meaning set forth in Section 7.1(a).
“Unit” has the meaning set forth in the Partnership Agreement.
“Unitholder” has the meaning set forth in the Partnership Agreement.
Section 1.2.    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:
(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;
(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;
(d)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;
(e)    the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;
(f)    a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(g)    all references to prices, values or monetary amounts refer to United States dollars;
(h)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;
(i)    this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;
(j)    each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;
(k)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;
(l)    any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;
(m)    the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;
(n)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;
(o)    all references to days mean calendar days unless otherwise provided; and

(p)    all references to time mean Houston, Texas time.
ARTICLE II

The Merger
Section 2.1.    The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).
Section 2.2.    Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 2.3.    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 2.4.    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, all the property, rights, privileges, powers and franchises and all and every other interest of Merger Sub shall vest in the Partnership as the Surviving Entity, all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity and all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity.
Section 2.5.    Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and (a) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.
Section 2.6.    Admission as Partner. At the Effective Time, (a) by virtue of the Merger, notwithstanding anything to the contrary in the Partnership Agreement, Parent is hereby admitted as a limited partner of the Partnership, (a) Parent and CEG will hold all limited partner interests in the Partnership, (a) Partnership GP shall continue as the general partner of the Partnership and (a) the Partnership shall continue without dissolution.
ARTICLE III

Merger Consideration; Exchange Procedures
Section 3.1.    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent securities or Partnership securities:
(a)    Conversion of Common Units. Subject to Section 3.1(d) and Section 3.4, each Common Unit issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive (i) $17.00 per Common Unit in cash without any interest thereon plus (ii) an additional amount of cash per Common Unit without any interest thereon equal to the product of (x) the number of days from and including the first day of the quarter in which the Closing occurs through and including the Closing Date multiplied by (y) $0.00217 per Common Unit (a daily distribution rate equal to the quotient of $0.1975 divided by 91), plus (iii) an amount equal to $0.1975 per Common Unit in cash without any interest thereon if the record date for the Partnership’s quarterly cash distribution with respect to the quarter immediately preceding the quarter in which the Closing occurs shall not have occurred prior to the Effective Time (collectively, the “Merger Consideration”). As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Units”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(c), without interest.
(b)    Issuance of Common Units to Parent. In consideration for the deposit of the Exchange Fund by or on behalf of Parent with the Paying Agent for the payment of the Merger Consideration, the Surviving Entity shall issue to Parent a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).
(c)    Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one Common Unit of the Surviving Entity. At the Effective Time, the books and records of the Partnership shall be revised to reflect that all limited partners of the Partnership immediately prior to the Effective Time (other than CEG) cease to be limited partners of the Partnership pursuant to this Agreement and that Parent and CEG are the only limited partners of the Partnership.
(d)    Treatment of Partnership Owned Units and Parent Owned Partnership Interests. Any Partnership Interests (other than the General Partner Interest, the Subordinated Units and the Incentive Distribution Rights) that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership, and any Partnership Interests (other than the General Partner Interest, the Subordinated Units and the Incentive Distribution Rights) owned immediately prior to the Effective Time by Parent or any Affiliate of Parent will be automatically cancelled and will cease to exist. No consideration will be delivered in exchange for such cancelled Partnership Interests.
(e)    General Partner Interest Unaffected. The General Partner Interest issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding.
(f)    Treatment of Incentive Distribution Rights and Subordinated Units.
(i)    The Incentive Distribution Rights issued and outstanding as of immediately prior to the Effective Time, which are owned by CEG, shall be unchanged and remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof.
(ii)    The Subordinated Units issued and outstanding as of immediately prior to the Effective Time, which are owned by CEG, shall be unchanged and remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof.
(g)    Distributions. To the extent applicable, holders of Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such Units with a record date occurring prior to the Effective Time that may have been declared by Partnership GP or made by the Partnership with respect to such Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions by the Partnership are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders of Units, as applicable. To the extent applicable, holders of Units prior to the Effective Time shall have no rights to any distribution with respect to such Units with a record date occurring on or after the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units prior to the Effective Time and which remains unpaid as of the Effective Time.
Section 3.2.    Surrender of Common Units.
(a)    Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As promptly as practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Unit (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) to the Paying Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.
(b)    Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the due surrender of the Certificated Units (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Section 3.2(i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.
(c)    Exchange. Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a). The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.
(d)    Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)    No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.
(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership and the Partnership GP shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(g)    Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Common Units represented by such Certificated Unit as contemplated by this Article III.
(h)    Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units or Partnership Phantom Units in respect of whom such withholding was made.
(i)    Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Partnership Unaffiliated Unitholders pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.
Section 3.3.    Treatment of Partnership Phantom Units; Termination of Partnership Equity Plan.
(a)    As promptly as practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee administering the Partnership Long-Term Incentive Plan) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law and the Partnership Long-Term Incentive Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3. Immediately prior to the Effective Time, all awards of the Partnership Phantom Units outstanding immediately prior to the Effective Time shall receive immediate and full acceleration of vesting. Each holder of a Partnership Phantom Unit will receive from the Partnership an amount equal to the Merger Consideration with respect to each Partnership Phantom Unit that becomes vested pursuant to this Section 3.3(a). In the event that the Partnership Phantom Units vesting pursuant to this Section 3.3(a) have distribution equivalent rights (“DERs”) that are outstanding immediately prior to the Effective Time, such DERs will be settled in a lump sum cash payment by the Partnership to each applicable holder in accordance with the payment terms of the applicable award agreements governing the underlying Partnership Phantom Units and consistent with past practice.
(b)    Prior to the Effective Time, the Partnership and Partnership GP shall take all actions necessary to terminate the Partnership Long-Term Incentive Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Partnership Long-Term Incentive Plan shall be terminated and no equity awards or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder.
(c)    As soon as practicable following the Effective Time, the Partnership shall file a post-effective amendment to the Form S-8 registration statement filed by the Partnership on February 11, 2015, deregistering all Common Units thereunder.
Section 3.4.    Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of units or a different class or series by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated hereby prior to such event.
Section 3.5.    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV

Representations and Warranties of the Partnership and the Partnership GP
The Partnership and the Partnership GP each represent and warrant to Parent as follows:
Section 4.1.    Authority.
(a)    Each of the Partnership and the Partnership GP has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Partnership Unitholder Approvals and the Subordinated Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation by the Partnership and the Partnership GP of the transactions contemplated hereby, have been duly authorized by the GP Board and approved by each of the sole member of the Partnership GP, the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approvals and the Subordinated Unitholder Approval, no other entity action on the part of the Partnership or the Partnership GP is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against each of the Partnership and the Partnership GP in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Law of general applicability relating to or affecting creditors’ rights and to general equity principles.
(b)    The GP Conflicts Committee, at a meeting duly called and held, has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership, (i) approved this Agreement and the transactions contemplated hereby, including the Merger, (c) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (d) recommended that the GP Board submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners. Such action by the GP Conflicts Committee described in clause (ii) above constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated hereby under the Partnership Agreement.
(e)    The GP Board (acting based upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is fair and reasonable to and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership, (i) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (i) resolved to submit this Agreement to a vote of the Limited Partners and (f) recommended, and resolved to recommend, approval of this Agreement by the Limited Partners. The GP Board has authorized the CEG Consent pursuant to Section 13.11 of the Partnership Agreement.
Section 4.2.    Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Jefferies LLC (the “Partnership Financial Advisor”), dated as of November 1, 2016, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the portion of the Merger Consideration described in clause (i) of Section 3.1(a) to be received by the Partnership Unaffiliated Unitholders pursuant to this Agreement, is fair from a financial point of view, to the Partnership and the Partnership Unaffiliated Unitholders (the “Partnership Fairness Opinion”). The Partnership shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.
Section 4.3.    Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee. The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated hereby.
Section 4.4.    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any other express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.
ARTICLE V

Representations and Warranties of Parent and Merger Sub
As an inducement for the Partnership to enter into this Agreement, Parent and Merger Sub each hereby represent and warrant to the Partnership as follows:

Section 5.1.    Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. Parent has made available to the Partnership prior to the execution of this Agreement a true and complete copy of the organizational documents of Parent (the “Parent Organizational Documents”) and the comparable organizational documents of Merger Sub, in each case, as in effect as of the date of this Agreement.
Section 5.2.    Operations and Ownership of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by Parent and all of the issued and outstanding equity interests of CEG are beneficially owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 5.3.    Ownership of Partnership Units. Parent and its Subsidiaries, taken together, are the beneficial owners of (and CEG is the sole record owner of) 46,811,398 Subordinated Units, which represent (i) all outstanding Subordinated Units and (ii) all Units held of record or beneficially by Parent or any of its Subsidiaries.
Section 5.4.    Authority; Noncontravention.
(a)    Each of Parent and Merger Sub has all requisite corporate, limited liability company or other applicable entity power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Partnership and the Partnership GP, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Parent Board has duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger and the CEG Consent, and Parent, as sole member of Merger Sub and CEG, has duly and validly adopted resolutions (i) declaring that it is in the best interests of Merger Sub that Merger Sub enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, (ii) approving and recommending that CEG execute and deliver the CEG Consent and (iii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger and the CEG Consent, which resolutions of Parent and Merger Sub, in each case, have not been rescinded, modified or withdrawn in any way. The board of directors of TransCanada Corporation, the indirect ultimate parent of each of Parent and Merger Sub, has duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, which resolutions of TransCanada Corporation have not been rescinded, modified or withdrawn in any way.
(b)    The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the comparable organizational documents of any of Parent’s Subsidiaries, including Merger Sub, or (i) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (A) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.
(c)    Contemporaneously with the execution of this Agreement, CEG has executed and delivered the CEG Consent.
Section 5.5.    Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for (a)  any filings required or advisable under any applicable foreign antitrust or competition Law, (a) the filing with the SEC of such reports under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (a) the filing of a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the Partnership Unitholder Approvals and the transactions contemplated hereby (as amended or supplemented, the “Schedule 13E-3”), (a) any filings required under the rules and regulations of the NYSE, (a) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent or Merger Sub to perform their respective obligations under Section 6.4 and (g) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.
Section 5.6.    Legal Proceedings. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (a) there is no Proceeding pending or, to the knowledge of Parent, threatened against, or, to the knowledge of Parent, any pending or threatened material governmental or regulatory investigation of, Parent or any of its Subsidiaries and (a) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the knowledge of Parent, threatened to be imposed, against Parent or any of its Subsidiaries.
Section 5.7.    Access to Information. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the Partnership or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article IV.
Section 5.8.    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (a) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.
Section 5.9.    Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by Parent or an Affiliate thereof, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.
Section 5.10.    Available Funds. At the Effective Time, Parent will have available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration.
Section 5.11.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Partnership acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to, Parent or Merger Sub or with respect to any other information provided to the Partnership. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership (including their respective Representatives), or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership and the Partnership GP in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.
ARTICLE VI

Additional Covenants and Agreements
Section 6.1.    Preparation of the Partnership Proxy Statement and Schedule 13E-3; Equityholder Meeting.
(a)    As promptly as practicable following the date of this Agreement, the Partnership and Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act, and the Partnership and Parent shall prepare and the Partnership shall file with the SEC the Partnership Proxy Statement. Each of the Partnership and Parent shall use its commercially reasonable efforts to cause the Partnership Proxy Statement to be mailed to the Limited Partners as promptly as practicable after the date of this Agreement. Each of Parent, Merger Sub, the Partnership and the Partnership GP shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Proxy Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth in the Partnership Proxy Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Partnership Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Proxy Statement, the Schedule 13E-3 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with Parent’s and Merger Sub’s cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Partnership Proxy Statement as promptly as reasonably practicable and shall respond (with the cooperation of, and after consultation with, each other as provided by this Section 6.1) as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Proxy Statement or the Schedule 13E-3 will be made by the Partnership or Parent and Merger Sub, as applicable, without providing the Partnership or Parent and Merger Sub, as applicable, a reasonable opportunity to review and comment thereon, which comments the Partnership or Parent and Merger Sub, as applicable, shall consider and implement in good faith.
(b)    The Partnership shall, with Parent’s and Merger Sub’s cooperation, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Limited Partners, including any postponements, adjournments or recesses thereof (the “Partnership Unitholder Meeting”) for the purpose of obtaining the Partnership Unitholder Approvals and, if necessary, the Subordinated Unitholder Approval. Subject to Section 6.3, the Partnership shall, through the GP Board, recommend to the Limited Partners approval of this Agreement (collectively, the “Partnership Board Recommendation”) and use reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approvals. The Partnership Proxy Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 6.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification by the GP Conflicts Committee of the Partnership Board Recommendation or the GP Conflicts Committee’s or the GP Board’s approval of this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approvals, (A) for the absence of quorum, (A) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the GP Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Limited Partners prior to the Partnership Unitholder Meeting and (A) if the Partnership has delivered any notice contemplated by Section 6.3(b) and the time periods contemplated by Section 6.3(b) have not expired; provided, however, that in each case, the

Partnership shall not be permitted to postpone or adjourn the Partnership Unitholder Meeting to a date after the date that is two Business Days prior to the Outside Date.
(c)    Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership, with Parent’s and Merger Sub’s cooperation, shall submit this Agreement to the Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.
Section 6.2.    Conduct of Business. Except (i) as provided in this Agreement, (i) as required by applicable Law, (i) as provided in any Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (i) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that this parenthetical will have no effect on any rights of Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement)), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall not, and shall cause each of their respective Subsidiaries not to, and Parent shall not cause Partnership or Partnership GP to:
(a)    (i) (A) conduct its business and the business of its Subsidiaries other than in the ordinary course, or (A) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of clause (A) or (B) that could not reasonably be expected to have a material adverse effect on the Partnership or (i) take any action that could reasonably be expected to have a material adverse effect on the Partnership, or materially delay any approvals required for, or the consummation of, the transactions contemplated hereby;
(b)    other than annual compensatory equity awards granted to non-employee directors of the GP Board in the ordinary course, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of Rights outstanding as of the date of this Agreement, if any) or any additional Rights or (i) enter into any agreement with respect to the foregoing, in each case which would materially adversely affect its ability to consummate the transactions contemplated hereby;
(c)    (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (i) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof by the Partnership Long-Term Incentive Plan;
(d)    (i) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business (including distributions permitted under Section 6.2(e)), (i) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice or (i) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;
(e)    make or declare dividends or distributions to the holders of any units of or other equity interests in the Partnership, in each case other than as provided pursuant to Section 6.18;
(f)    amend the Partnership Agreement, as in effect on the date of this Agreement;
(g)    enter into any Material Contract, except as would not have a material adverse effect on the Partnership and as would not be materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole;
(h)    modify, amend, terminate or assign, or waive or assign any rights under, any Material Contract in a manner which is materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole, or which would have a material adverse effect on the Partnership;
(i)    waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding, seeking damages or injunction or other equitable relief, that (i) is material to the Partnership and its Subsidiaries, taken as a whole, or (i) is a claim, action or proceeding relating to the transactions contemplated hereby;
(j)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or other applicable regulatory authorities;
(k)    (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (i) settle or compromise any material Proceeding relating to Taxes or (i) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;
(l)    other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany money pool arrangements, or (i) create any Lien on its property or the property of its Subsidiaries to secure indebtedness;
(m)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;
(n)    knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (i) any of the conditions set forth in Article VII not being satisfied, (i) any material delay or prevention of the consummation of the Merger or (i) a material violation of any provision of this Agreement; or

(o)    agree or commit to do anything prohibited by clauses (a) through (n) of this Section 6.2.
Section 6.3.    Partnership Adverse Recommendation Change.
(a)    Except as permitted by this Section 6.3, the Partnership and the Partnership GP shall not, and shall cause their respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or (i) fail to include the Partnership Board Recommendation in the Partnership Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s or the Partnership GP’s Subsidiaries, or the Partnership’s or the Partnership GP’s Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 6.3 by the Partnership and the Partnership GP.
(b)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approvals, and subject to compliance in all material respects with this Section 6.3(b), the GP Conflicts Committee may make a Partnership Adverse Recommendation Change if the GP Conflicts Committee determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be adverse to the interests of the Partnership Unaffiliated Unitholders or would otherwise be a breach of its duties under the Partnership Agreement and applicable Law, provided, however, that the GP Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:
(i)    the GP Conflicts Committee has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least five days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five days prior to the Partnership Unitholder Meeting, in which case the GP Conflicts Committee shall provide as much notice as is practicable (the period inclusive of all such days, the “Partnership Notice Period”); and
(ii)    during the Partnership Notice Period, the GP Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be adverse to the interests of the Partnership Unaffiliated Unitholders or would not otherwise be a breach of its duties under the Partnership Agreement and applicable Law, provided, however, that the GP Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether to make a Partnership Adverse Recommendation Change.

Section 6.4.    Consummation of the Merger.
(a)    Subject to the terms and conditions of this Agreement, Parent, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (i) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby and (i) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby.
(b)    Until the Effective Time or the earlier termination of this Agreement, Parent shall not recommend or direct CEG to (i) amend, modify, revoke or supplement the CEG Consent, or (ii) directly or indirectly (A) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise), any Subordinated Units, (B) deposit any Subordinated Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto other than, and that is inconsistent with, this Section 6.4(b), or (C) agree (regardless of whether in writing) to take any of the actions referred to in the foregoing clauses (A) or (B). In addition, Parent shall not at any time on or before the Effective Time or the earlier termination of this Agreement, directly or indirectly, by merger or otherwise, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of, any equity or other ownership interest in CEG.
(c)    Until the Effective Time or the earlier termination of this Agreement, Parent will not, and will not recommend or direct any of its Subsidiaries to, acquire record or beneficial ownership of any additional Units.
Section 6.5.    Public Announcements. The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that the Partnership shall not be required by this Section 6.5 to consult with any other party with respect to a public announcement in connection with a Partnership Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee under Section 6.3; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the Partnership GP in compliance with this Section 6.5.
Section 6.6.    Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.
Section 6.7.    Indemnification and Insurance.
(a)    From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, Parent and the Surviving Entity jointly and severally agree to (i) indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (i) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the Partnership GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against Parent and the Partnership GP and their respective successors and assigns.

(b)    Parent shall maintain in effect for six years from the Effective Time Parent’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that Parent may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 250% of current annual premiums paid by Parent for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, Parent would be required to expend more than the Maximum Amount, Parent shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If Parent in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 6.7(b), Parent may (but shall be under no obligation to), prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.
(c)    The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (i) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent or the Partnership GP shall assume the obligations of Parent and the Partnership GP set forth in this Section 6.7.
Section 6.8.    Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the preparation, printing, filing and mailing of the Partnership Proxy Statement and Schedule 13E-3.
Section 6.9.    Section 16 Matters. Prior to the Effective Time, the Partnership shall, with Parent’s and Merger Sub’s cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Units (including derivative securities with respect to Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10.    Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and prior to the Effective Time and (a) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.
Section 6.11.    GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.
Section 6.12.    Performance by Partnership GP. Parent shall cause the Partnership GP to cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the Partnership GP and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent or its Representatives.
Section 6.13.    Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger as a sale of Common Units by each Partnership Unaffiliated Unitholder to Parent for the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.
Section 6.14.    Takeover Statutes. The Partnership, the Partnership GP and Parent shall each use reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Law on the transaction.
Section 6.15.    No Rights Triggered. The Partnership and the Partnership GP shall take all steps necessary to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related thereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.
Section 6.16.    Notification of Certain Matters. Each of the Partnership, the Partnership GP and Parent shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any material adverse effect on the Partnership or prevent, materially delay or impair the ability of such party to consummate the Merger or comply with its respective obligations under this Agreement or (i) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (a) (i) any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a material adverse effect on the Partnership or (i) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a material adverse effect on the Partnership.
Section 6.17.    Transaction Litigation. The Partnership shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, the Partnership GP or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 6.18.    Distributions. Until the Effective Time or the earlier termination of this Agreement, Parent shall, subject to compliance with applicable law, cause the Partnership GP to declare, and the Partnership to pay, regular quarterly cash distributions to Unitholders at the quarterly per unit distribution rate of $0.1975, with the declaration date and record date for each quarterly distribution to occur no later than 30 days and 42 days, respectively, after the end of each fiscal quarter.

ARTICLE VII

Conditions Precedent
Section 7.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Partnership Unitholder Approvals. The affirmative vote or consent in favor of the approval of this Agreement of (i) the majority of the Outstanding Common Units, voting as a class (the “Common Unitholder Approval”), (ii) the majority of the Outstanding Common Units held by the Partnership Unaffiliated Unitholders (the “Unaffiliated Unitholder Approval”) and (iii) the majority of the Subordinated Units, voting as a class (the “Subordinated Unitholder Approval”), in each case as of the record date for the Partnership Unitholder Meeting shall have been obtained in accordance with applicable Law and the Organizational Documents of the Partnership.

(b)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.
Section 7.2.    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Partnership and the Partnership GP set forth herein shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.
(b)    Performance of Obligations of the Partnership and Partnership GP. The Partnership and the Partnership GP shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.
Section 7.3.    Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent set forth herein shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
Section 7.4.    Frustration of Closing Conditions.
(a)    Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b)    Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.
ARTICLE VIII

Termination
Section 8.1.    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:
(a)    by the mutual written consent of the Partnership and Parent duly authorized by the Parent Board and the GP Conflicts Committee.
(b)    by either of the Partnership or Parent:
(i)    if the Closing shall not have been consummated on or before August 1, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to (A) the Partnership or Parent if the failure to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP, and in the case of Parent, Parent or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) the Partnership or Parent if in the case of Parent, the Partnership or the Partnership GP, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8);
(ii)    if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent or Merger Sub, to perform in all material respects any of its obligations under this Agreement; or
(iii)    if the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approvals shall not have been obtained.
(c)    by Parent:
(i)    if a Partnership Adverse Recommendation Change shall have occurred; or
(ii)    if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a)

or Section 7.2(b) and (A) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within the earlier of (x) 30 days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
(d)    by the Partnership if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (A) is incapable of being cured, or is not cured, by Parent within the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
Section 8.2.    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8,  Section 6.17, Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Merger Sub or the Partnership and the Partnership GP or their respective directors, officers and Affiliates, provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expenses or the Partnership Expenses, in each case if, as and when required pursuant to Section 8.3 or (a) any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement; provided, however, that in the event of a party’s intentional and material breach of this Agreement or intentional fraud, then the other applicable party or parties shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). For the avoidance of doubt, there shall be no liability on the part of the Partnership GP or the Partnership if this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) other than the payment of expenses pursuant to Section 8.3(b). Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership have any liability for any matter set forth in the proviso of the first sentence of this Section 8.2 for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.
Section 8.3.    Expenses.

(a)    If this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(iii) (No Partnership Unitholder Approvals), and prior to the Partnership Unitholder Meeting a Partnership Adverse Recommendation Change shall have occurred, the Partnership shall pay to Parent the Parent Expenses, and such payment shall be made within two Business Days after such termination.
(b)    If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change) or Section 8.1(c)(ii) (Partnership Terminable Breach), the Partnership shall pay to Parent the Parent Expenses concurrently with such termination.
(c)    If this Agreement is validly terminated by the Partnership pursuant to Section 8.1(d) (Parent Terminable Breach), Parent shall pay to the Partnership the Partnership Expenses concurrently with such termination.
(d)    Any payment of Parent Expenses or Partnership Expenses shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment thereof.
ARTICLE IX

Miscellaneous
Section 9.1.    No Survival, Etc.. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8 and Section 6.17 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.
Section 9.2.    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approvals, by written agreement of the parties hereto, by action taken or authorized by the Parent Board and the GP Board; provided, however, that this Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by the GP Conflicts Committee; provided, however, that following receipt of the Partnership Unitholder Approvals, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent or agreement of the Partnership or Partnership GP is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent or agreement must be authorized by the GP Conflicts Committee and such action shall not require approval of the holders of Common Units.

Section 9.3.    Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (a) extend the time for the performance of any of the obligations or acts of any other party hereto, (a) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (a) make or grant any consent under this Agreement; provided, however, that neither the Partnership nor the Partnership GP shall take or authorize any such action without the prior approval of the GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 9.4.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.
Section 9.5.    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 9.6.    Entire Understanding; No Third-Party Beneficiaries. This Agreement and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (a) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.11 and (i) the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 9.11 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the parties hereto in accordance with Section 9.3(b) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.7.    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (i) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (i) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (A) the venue of such suit, action or proceeding is improper or (A) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purpose referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.
(b)    EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8.    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (a) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 9.1.    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):
If to Parent or Merger Sub, to:
Columbia Pipeline Group, Inc.
5151 San Felipe St, Suite 2500
Houston, TX 77056
Attention: Jon A. Dobson
Facsimile: (832) 320-6201
with copies (which shall not constitute notice) to:
TransCanada Corporation
450 – 1st Street SW
Calgary, Alberta T2P 5H1
Canada
Attention: Christine R. Johnston
Facsimile: (403) 920-2467
Email: christine_johnston@transcanada.com

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Gillian A. Hobson, Esq. and Shaun J. Mathew, Esq.
Email: ghobson@velaw.com and smathew@velaw.com

If to the Partnership or the Partnership GP, to:
Columbia Pipeline Partners LP
5151 San Felipe St., Suite 2500
Houston, Texas 77056
Attention: Gabe Nwuli
Facsimile: (713) 386-3490
Email: ugochkwu_nwuli@transcanada.com
with copies (which shall not constitute notice) to:
GP Conflicts Committee

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana, 44th Floor
Houston, Texas 77002
Attention: John Goodgame
Facsimile: (713) 236-0822
Email:     jgoodgame@akingump.com
Potter Anderson & Corroon LLP
1313 North Market Street
P.O. Box 951
Wilmington, Delaware 19899
Attention: Thomas Mullen
Facsimile: (302) 658-1192
Email: tmullen@potteranderson.com

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five Business Days after dispatch by certified or registered mail.
Section 9.2.    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.3.    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 9.11 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
PARENT:
COLUMBIA PIPELINE GROUP, INC.
By:    /s/ Stanley Chapman III
Name:    Stanley Chapman III
Title:    President
By:    /s/ Christine Johnson
Name:    Christine Johnson
Title:    Vice-President & Assistant Secretary
MERGER SUB:
PONY MERGER SUB LLC
By:    /s/ Jon A. Dobson
Name:    Jon A. Dobson
Title:    Corporate Secretary
By:    /s/ U. Gabriel Nwuli
Name:    U. Gabriel Nwuli
Title: Assistant Corporate Secretary
PARTNERSHIP:
COLUMBIA PIPELINE PARTNERS LP

By:	CPP GP LLC, its general partner
By:    /s/ Stanley Chapman III
Name:    Stanley Chapman III
Title:    President
By:    /s/ U. Gabriel Nwuli
Name:    U. Gabriel Nwuli
Title: Assistant Corporate Secretary

PARTNERSHIP GP:
CPP GP LLC
By:    /s/ Stanley Chapman III
Name:    Stanley Chapman III
Title:    President
By:    /s/ U. Gabriel Nwuli
Name:    U. Gabriel Nwuli
Title: Assistant Corporate Secretary

EXHIBIT A
IRREVOCABLE UNANIMOUS WRITTEN CONSENT OF THE
SOLE SUBORDINATED UNITHOLDER OF
COLUMBIA PIPELINE PARTNERS LP

November 1, 2016

The undersigned, Columbia Energy Group, a Delaware corporation (the “Subordinated Unitholder”), being a limited partner of Columbia Pipeline Partners LP, a Delaware limited partnership (the “Partnership”), holding all of the issued and outstanding Subordinated Units (collectively, the “Subordinated Units”) of the Partnership, waiving all notice requirements and in lieu of any special meeting of the limited partners of the Partnership, in accordance with Section 13.11 of the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) and Section 17-302(e) of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), hereby consents to, approves and adopts, by this unanimous written consent, the following resolutions. All capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement (as defined below).
WHEREAS, on November 1, 2016, the Partnership entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Partnership, Columbia Pipeline Group, Inc., a Delaware corporation (“Parent”), Pony Merger Sub LLC, a Delaware limited liability company and a Subsidiary of Parent (“Merger Sub”), and CPP GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”), pursuant to which Merger Sub will merge with and into the Partnership (the “Merger”), with the Partnership as the surviving entity;
WHEREAS, Section 7.1(a)(iii) of the Merger Agreement requires that the Merger Agreement be approved by the affirmative vote or consent of the holders of a majority of the Subordinated Units, voting as a class (the “Subordinated Unitholder Approval”), on or prior to the Closing Date;
WHEREAS, pursuant to Section 6.4(b)(i) of the Merger Agreement, Parent has agreed, until the Effective Time (as defined in the Merger Agreement) or the earlier termination of the Merger Agreement, not to recommend or direct the Subordinated Unitholder to amend, modify, revoke or supplement this unanimous written consent;
WHEREAS, the Conflicts Committee of the Board of Directors of Partnership GP (the “GP Conflicts Committee”) has (i) determined that each of the Merger, the Merger Agreement and the transactions contemplated thereby is fair and reasonable to and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) recommended that the Board of Directors of the Partnership GP (the “GP Board”) approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iv) recommended that the GP Board submit the Merger Agreement to a vote of the Limited Partners and recommend approval of the Merger Agreement by the Limited Partners;
WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that each of the Merger, the Merger Agreement and the transactions contemplated thereby is fair and reasonable to and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to submit the Merger Agreement to a vote of the Limited Partners and (iv) recommended, and resolved to recommend, approval of the Merger Agreement by the Limited Partners;
WHEREAS, the Subordinated Unitholder, on behalf of and in its capacity as sole member of the Partnership GP, (i) has determined that the Merger is fair and reasonable to and in the best interests of the Partnership GP, the Partnership and the Partnership Unaffiliated Unitholders and is not adverse to the interests of the Partnership Unaffiliated Unitholders or the interests of the Partnership and (ii) desires to approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; and
WHEREAS, the Partnership GP has authorized this unanimous written consent pursuant to Section 13.11 of the Partnership Agreement.
NOW, THEREFORE, IT IS HEREBY RESOLVED, that, in accordance with Section 13.11 and Section 14.3(a) of the Partnership Agreement, the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby approved;
FURTHER RESOLVED, that all acts and deeds previously performed by the GP Board or the GP Conflicts Committee prior to the date hereof in relation to the Merger Agreement and the transactions contemplated thereby, including the Merger be, and they hereby are, ratified by the Subordinated Unitholder;
FURTHER RESOLVED, that, without limitation to the immediate effectiveness of the preceding resolutions and the irrevocability of this unanimous written consent pursuant to the following resolutions, to the extent that the record date with respect to the Subordinated Unitholder Approval shall be as of the record date for the Partnership Unitholder Meeting (as defined in the Merger Agreement) pursuant to Section 7.1(a) of the Merger Agreement or as of any other record date after the date hereof (any such record date being referred to herein as the “Record Date”), then in addition to being effective for all purposes as of the date hereof, this unanimous written consent shall become effective as of the Record Date; and
FURTHER RESOLVED, that this unanimous written consent is given as a condition of the Merger Agreement and as such is coupled with an interest and is irrevocable, and shall remain in full force and effect and be enforceable against any donee, transferee or assignee of the

Subordinated Units, provided only that in the event that the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, the Subordinated Unitholder may amend, modify, revoke or supplement this unanimous written consent.
IN WITNESS WHEREOF, the undersigned Subordinated Unitholder has approved, consented to and adopted this unanimous written consent as of the date first above written.

COLUMBIA ENERGY GROUP

By:    /s/ Stanley Chapman III
Name:    Stanley Chapman III
Title:    President